Filed Pursuant to Rule 424(b)(3)
                                      Registration Statement File No. 333-43123





                    P R O S P E C T U S   S U P P L E M E N T
                                   UST CORP.

                              1,180,000 Shares of
                         Common Stock, $0.625 Par Value

                                  -----------


     This prospectus supplement ("Prospectus Supplement") relates to the prospectus previously filed by UST Corp., a Massachusetts corporation (the "Company"), dated January 21, 1998 (the "Prospectus"), in respect of up to 1,180,000 shares (the "Shares") of the Company's common stock, par value $0.625 per share (the "Common Stock"), being sold by certain stockholders of the Company (the "Selling Stockholders").


            The date of this Prospectus Supplement is March 5, 1998.


                              SELLING STOCKHOLDERS

     Since the date of the Prospectus, certain Selling Stockholders (the "Donors") have donated a portion of their shares of Common Stock (the "Donated Shares") to two (2) different organizations (the "Donees"), and the Donees have requested that they be included as Selling Stockholders in the Prospectus. Accordingly, the Selling Stockholders section of the Prospectus is hereby supplemented to include the Donees (listed below), each with respect to its Donated Shares. The total number of Shares offered by all Selling Stockholders (including Donors and Donees), however, remains unchanged because each Donee is offering to sell all of its Donated Shares.

     Name of Selling           Shares Owned        Shares    Shares to be Owned
      Stockholders           Prior to Offering     Offered     After Offering

South Area Solomon Schechter     3,000  (a)        3,000           -0-
 Day School, Inc.
710 Turnpike Street
Stoughton, MA  02072

Temple Sinai                     3,750  (b)        3,750           -0-
100 Ames Street
Sharon, MA  02067


     (a) As of February 27, 1998, South Area Solomon Schechter Day School, Inc. owns Donated Shares in the amount of 3,000 shares of Common Stock, all of which were donated to it by David S. Cohen, a Selling Stockholder more specifically identified in the Prospectus.

     (b) As of February 27, 1998, Temple Sinai owns Donated Shares in the amount of 3,750 shares of Common Stock, all of which were donated to it by Edward S. Yaffe, a Selling Stockholder more specifically identified in the Prospectus.